Registry for Preferred Series A-1 Shares

Company: PeakCart Group Corp. (f/k/a Hydro Power Technologies, Inc.)
Registry Creation Date: November 13, 2025
Authorized Shares: 1,000
Issued Shares: 1,000 Registry Entry Details

PEAKCART GROUP CORP SHAREHOLDER REGISTER PREFERRED SERIES A-1 DIGITAL BOOK ENTRY						
Entry ID	**Book Entry Number**	**Shareholder**	**Number of Shares**	**Effective Date**	**Status**	**Notes**
1	PA-A-1-001	Biocube, Inc. (California corp)	1,000	13-Nov-25	Issued	PA-A-1-001 - (a)
Notes						
	PA-A-1-001 - (a)	Board Directions Resolution Issuance of Shares				

I certify this is a True and Correct Copy of the Register for the Preferred Series A-1

LiSu Shi

Lisi Shu
Corporate Secretary
02/13/2026

BOARD RESOLUTION OF PEAKCART GROUP CORP.

PEAKCART GROUP CORP.
(formerly known as Hydro Power Technologies, Inc.)

RESOLUTION OF THE BOARD OF DIRECTORS
Adopted on November 12, 2025

WHEREAS, PeakCart Group Corp. (the "Company"), a corporation organized and existing under the laws of the State of Wyoming, is authorized to issue shares of preferred stock, including Preferred Series A-1 shares, pursuant to its Articles of Incorporation, as amended;

WHEREAS, the Board of Directors (the "Board") has determined that it is in the best interests of the Company to issue 1,000 shares of Preferred Series A-1 (the "Shares") to Biocube, Inc., a California corporation ("Biocube"), in consideration for providing the Company with super voting control mechanisms to enhance corporate governance and strategic decision-making;

WHEREAS, the issuance of the Shares will grant Biocube additional super voting rights as defined in the Company's governing documents, whereas Biocube Inc. is currently the holder of 100% of the Outstanding Preferred Series A share enabling enhanced control over key corporate matters;

WHEREAS, the Board has reviewed the terms of the issuance and believes that such issuance is fair, reasonable, and beneficial to the Company and its shareholders;

NOW, THEREFORE, BE IT RESOLVED, that the Board hereby authorizes and approves the issuance of 1,000 shares of Preferred Series A-1 to Biocube, Inc., effective as of November 13, 2025, for the purpose of conferring super voting control;

RESOLVED FURTHER, that the officers of the Company, including but not limited to the President, Chief Executive Officer, Secretary, and any other authorized officer, are hereby authorized and directed to execute and deliver any and all documents, certificates, agreements, and instruments necessary or desirable to effectuate the issuance of the Shares, including but not limited to stock certificates, amendments to the Company's stock ledger, and filings with relevant regulatory authorities;

RESOLVED FURTHER, that the officers of the Company are authorized to take all such further actions and to execute and deliver all such further documents as they may deem necessary or appropriate to carry out the intent and purposes of the foregoing resolutions;
RESOLVED FURTHER, that this resolution may be executed in counterparts, each of which

shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, I, Lisu Shi, Corporate Secretary of PeakCart Group Corp., hereby certify that the foregoing is a true and correct copy of a resolution duly adopted by the Board of Directors of the Company on November 12, 2025, and that said resolution is in full force and effect as of the date hereof.

Lisu Shi

Lisu Shi, Secretary
Date: November 12, 2025